CERTIFICATE OF AMENDMENT
                             OF THE
                  CERTIFICATE OF INCORPORATION
                               OF
               ORANGE AND ROCKLAND UTILITIES, INC.

        Under Section 805 of the Business Corporation Law


     We, the undersigned G. D. CALIENDO and CARLA MEYER LOIS, being respectively a Vice President and the Assistant Secretary of Orange and Rockland Utilities, Inc. (the "Company"), to effect the amendment of the Certificate of Incorporation of the Company, do hereby certify:

     1.   The name of the Company is Orange and Rockland
          Utilities, Inc. It was originally incorporated under the name of Rockland Light and Power Company.

     2. The Certificate of Incorporation of the Company (being the Certificate of Consolidation dated February 8, 1926, pursuant to which it was organized) was filed in the office of the Secretary of State of the State of New York on May 21, 1926. A Restated Certificate of Incorporation of the Company was filed in the office of the Secretary of State of the State of New York on February 16, 1961 (hereinafter referred to as the "Certificate of Incorporation").

     3. (a) The Certificate of Incorporation is amended to increase the authorized Common Stock of the Company from 15,000,000 shares of Common Stock, par value $5.00 per share, to 50,000,000 shares of Common Stock, par value $5.00 per share.

          (b) To effect the foregoing, Article Second of the Company's Certificate of Incorporation relating to the amount of the capital stock of the Company is amended to read as follows:

               "SECOND. The amount of the capital stock of the Company, the number and par value of the shares of which it is to consist, the number of shares to be classified, the number of shares to be included in each class, and all of the designations, preferences, privileges and voting powers of the shares of each class, and the restrictions or qualifications thereof are as follows:

                    The aggregate number of shares which the
               Company shall have authority to issue is 52,500,000, of which 1,000,000 shares shall be Cumulative Preferred Stock, issuable in series, of the par value of $100.00 each; 1,500,000 shares shall be Cumulative Preference Stock, issuable in series, without par value; and 50,000,000 shares shall be Common Stock of the par value of $5.00 each."

     4. This Amendment of the Certificate of Incorporation of the Company was authorized by the unanimous vote of the Board of Directors, followed by an affirmative vote of the holders of a majority of all outstanding shares entitled to vote.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements contained herein are true under penalties of perjury this 11th day of April, 1996.





                              G. D. CALIENDO
                              Vice President and Secretary



                              CARLA MEYER LOIS
                              Assistant Secretary
























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